Exhibit 99.3

Consent of Lazard Frères & Co. LLC

We hereby consent to the inclusion of our opinion, dated June 21, 2014, to the board of directors of Integrys Energy Group, Inc. (“Integrys”) as Annex C to the Joint Proxy Statement/Prospectus of Integrys and Wisconsin Energy Corporation, which is part of the Registration Statement on Form S-4 of Wisconsin Energy Corporation filed with the Securities and Exchange Commission on August 13, 2014 (the “Registration Statement”), and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of Financial Advisors,” “Risk Factors—Risks Related to the Merger,” “The Merger—Background of the Merger,” “The Merger—Recommendations of the Integrys Board of Directors and Integrys’ Reasons for the Merger,” “The Merger—Certain Unaudited Prospective Financial Information Utilized by Wisconsin Energy and Integrys,” “The Merger—Opinions of Financial Advisors” and “Integrys Special Meeting.”  In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

LAZARD FRERES & CO. LLC

	By:	/s/ George Bilicic
George Bilicic
Managing Director

New York, New York
August 13, 2014